Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED CHARTER
OF
CORNERSTONE BANCSHARES, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, Cornerstone Bancshares, Inc., the undersigned corporation does hereby adopt the following Articles of Amendment (these “Articles of Amendment”) to its Amended and Restated Charter, as amended (the “Charter”):

1.           The name of the corporation is:  Cornerstone Bancshares, Inc.

2.           The Charter is amended by deleting the number “10,000,000” in the second sentence of Section 3 thereof and inserting, in lieu thereof, the number “20,000,000”.

3.           Except as amended by these Articles of Amendment, the Charter shall remain in full force and effect.

4.           The foregoing amendment to the Charter was duly adopted by the board of directors of the corporation by written consent dated February 22, 2010 and by the shareholders of the corporation at the annual meeting of shareholders held on April 29, 2010.

5.           The foregoing amendment to the Charter will be effective upon the filing of these Articles of Amendment with the Secretary of State of the State of Tennessee.

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 3rd day May, 2010.

CORNERSTONE BANCSHARES, INC.

By:	/s/ Nathaniel F. Hughes
Name:	Nathaniel F. Hughes
Title:	President and Chief Executive Officer